Exhibit 99.1

345 E. Main St.

Warsaw, IN 46580

www.zimmerbiomet.com

Contacts:

Media	Investors
Monica Kendrick	Robert J. Marshall Jr.
574-372-4989	574-371-8042
monica.kendrick@zimmerbiomet.com	robert.marshall@zimmerbiomet.com

Barbara Goslee
574-371-9449
barb.goslee@zimmerbiomet.com

Zimmer Biomet Reports First Quarter

2017 Financial Results

•	Net sales of $1.98 billion for the first quarter represent an increase of 3.8% over the prior year period, and an increase of 4.5% on a constant currency basis

•	Diluted EPS for the first quarter were $1.47 reported, an increase of 172.2% over the prior year period

•	Adjusted diluted EPS for the first quarter were $2.13, an increase of 6.0% over the prior year period

•	The Company updates 2017 sales and earnings guidance

(WARSAW, IN) April 27, 2017—Zimmer Biomet Holdings, Inc. (NYSE and SIX: ZBH) today reported financial results for the quarter ended March 31, 2017. The Company reported first quarter net sales of $1.98 billion, an increase of 3.8% over the prior year period, and an increase of 4.5% on a constant currency basis. Excluding approximately 220 basis points of contribution from the LDR

Holding Corporation acquisition, revenue increased by 2.3% over the first quarter of 2016. Diluted earnings per share for the quarter were $1.47 reported, an increase of 172.2% over the prior year period. Adjusted diluted earnings per share for the quarter were $2.13, an increase of 6.0% over the prior year period.

“Zimmer Biomet delivered first quarter revenue and adjusted earnings growth consistent with our expectations, as we positioned the Company for sales acceleration in the second half of the year,” said David Dvorak, President and CEO of Zimmer Biomet. “During the quarter, we made progress towards improving our global supply chain throughput, in concert with ongoing, focused investments to harmonize and optimize our global manufacturing and quality systems. We will continue driving these priorities as we progress through the balance of 2017, while leveraging our specialized sales channels and advancing the commercialization of differentiated clinical offerings.”

Net earnings for the first quarter were $299.4 million, an increase of 175.2% over the prior year period, and $433.4 million on an adjusted basis, an increase of 6.4% over the prior year period. Operating cash flow for the first quarter was $275.4 million.

In the quarter, the Company paid $48.1 million in dividends and declared a first quarter dividend of $0.24 per share.

Guidance

The Company updated its full-year 2017 constant currency revenue and adjusted earnings per share guidance. The Company now estimates full-year, constant currency revenue to increase between 3.2% and 4.2% compared to the prior year, inclusive of approximately 120 basis points of contribution from the LDR transaction. Previously, the Company had expected full-year, constant currency revenue to increase between 3.7% and 4.7%, inclusive of the LDR contribution. The Company now expects foreign currency translation to decrease revenue for the full year by approximately 1.2%. Previously, the Company had estimated foreign currency translation to decrease revenue by 1.5%. Therefore, the Company now expects full-year 2017 revenue to increase between 2.0% and 3.0% when compared to full-year 2016, or to be in a range of $7.835 billion to $7.915 billion. Previously, the Company had estimated revenue growth to be in a range of 2.2% to 3.2% when compared to full-year 2016, or to be in a range of $7.855 billion to $7.930 billion. Revenue growth, excluding the contribution from LDR on a constant currency basis, is also expected to be in a range of 2.0% to 3.0% for the full-year 2017. Previously, the Company had estimated full-year revenue growth to be in a range of 2.5% to 3.5% on a similar basis.

Additionally, the Company now expects its full-year 2017 diluted earnings per share to be in a range of $4.68 to $4.88, and in a range of $8.50 to $8.60 on an adjusted basis. Previously, the Company had expected diluted earnings per share to be in a range of $4.37 to $4.67 on a reported basis, and in a range of $8.50 to $8.68 on an adjusted basis.

Conference Call

The Company will conduct its first quarter 2017 investor conference call today, April 27, 2017, at 8:00 a.m. Eastern Time. The live audio webcast can be accessed via Zimmer Biomet’s Investor Relations website at http://investor.zimmerbiomet.com. It will be archived for replay following the conference call.

Individuals in the U.S. and Canada who wish to dial into the conference call may do so by dialing (888) 312-9837 and entering conference ID 7278985. For a complete listing of international toll-free and local numbers, please visit http://investor.zimmerbiomet.com. A digital recording will be available 24 hours after the completion of the conference call, from April 28, 2017 to May 28, 2017. To access the recording, U.S. callers should dial (888) 203-1112 and international callers should dial +1 (719) 457-0820, and enter the Access Code ID 7278985.

Sales Table

The following first quarter sales table provides results by geography and product category, as well as the percentage change compared to the prior year quarter on a reported basis and a constant currency basis.

NET SALES - THREE MONTHS ENDED MARCH 31, 2017

(in millions, unaudited)

	Net Sales	% Change	Constant Currency % Change
Geographic Results
Americas	$1,235	4.9%	4.7%
EMEA	453	(0.7)	3.1
Asia Pacific	289	6.9	5.9

Total	$1,977	3.8%	4.5%

Product Categories
Knees
Americas	$429	(0.1)%	(0.2)%
EMEA	168	(3.4)	0.9
Asia Pacific	105	5.0	3.1

Total	702	(0.2)	0.6
Hips
Americas	246	0.2	—
EMEA	136	(0.5)	2.7
Asia Pacific	93	9.5	8.9

Total	475	1.7	2.4
S.E.T (1)	425	6.0	6.5
Dental	108	(0.7)	0.1
Spine & CMF	186	32.0	32.1
Other	81	(1.8)	(1.2)

Total	$1,977	3.8%	4.5%

(1)	Surgical, Sports Medicine, Foot and Ankle, Extremities and Trauma

About the Company

Founded in 1927 and headquartered in Warsaw, Indiana, Zimmer Biomet is a global leader in musculoskeletal healthcare. We design, manufacture and market orthopaedic reconstructive products; sports medicine, biologics, extremities and trauma products; office based technologies; spine, craniomaxillofacial and thoracic products; dental implants; and related surgical products.

We collaborate with healthcare professionals around the globe to advance the pace of innovation. Our products and solutions help treat patients suffering from disorders of, or injuries to, bones, joints or supporting soft tissues. Together with healthcare professionals, we help millions of people live better lives.

We have operations in more than 25 countries around the world and sell products in more than 100 countries. For more information, visit www.zimmerbiomet.com or follow Zimmer Biomet on Twitter at www.twitter.com/zimmerbiomet.

Website Information

We routinely post important information for investors on our website, www.zimmerbiomet.com, in the “Investor Relations” section. We use this website as a means of disclosing material, non-public information and for complying with our disclosure obligations under Regulation FD. Accordingly, investors should monitor the Investor Relations section of our website, in addition to following our press releases, SEC filings, public conference calls, presentations and webcasts. The information contained on, or that may be accessed through, our website is not incorporated by reference into, and is not a part of, this document.

Note on Non-GAAP Financial Measures

This press release includes non-GAAP financial measures that differ from financial measures calculated in accordance with U.S. generally accepted accounting principles (“GAAP”). These non-GAAP financial measures may not be comparable to similar measures reported by other companies and should be considered in addition to, and not as a substitute for, or superior to, other measures prepared in accordance with GAAP.

Sales growth information for the three-month period ended March 31, 2017 is presented on a GAAP (reported) basis and on a constant currency basis, as well as on a basis that excludes the contribution from the Company’s acquisition of LDR Holding Corporation in July 2016. Projected revenue growth information for the year ended December 31, 2017 is presented on a GAAP basis and on a constant currency basis, as well as on a basis that excludes the contribution from the LDR transaction. Constant currency growth rates exclude the effects of foreign currency exchange rates. They are calculated by translating current and prior-period sales at the same predetermined exchange rate. The translated results are then used to determine year-over-year percentage increases or decreases.

Net earnings, diluted earnings per share and projected diluted earnings per share are presented on a GAAP (reported) basis and on an adjusted basis. Adjusted earnings and earnings per share measures exclude the effects of inventory step-up; certain inventory and manufacturing-related charges connected to discontinuing certain product lines, quality enhancement and remediation efforts; special items; intangible asset amortization; any related effects on our income tax provision associated with these items; and other certain tax adjustments. Special items include expenses resulting directly from our business combinations and/or global restructuring, quality and operational excellence initiatives, including employee termination benefits, certain contract terminations, consulting and professional fees, dedicated project personnel, asset impairment or loss on disposal charges and other items. Other certain tax adjustments include internal restructuring transactions that lower the tax rate on deferred tax liabilities recorded on intangible assets recognized as part of acquisition-related accounting or provide the Company access to offshore funds in a tax efficient manner.

We use these non-GAAP financial measures internally to evaluate the performance of the business and believe they are useful measures that provide meaningful supplemental information to investors to consider when evaluating the performance of the Company. We believe these measures offer the ability to make period-to-period comparisons that are not impacted by certain items that can cause dramatic changes in reported operating results, to perform trend analysis, to better identify operating trends that may otherwise be masked or distorted by these types of items and to provide additional transparency of certain items. In addition, certain of these non-GAAP financial measures are used as performance metrics in our incentive compensation programs.

Reconciliations of these non-GAAP financial measures to the most directly comparable GAAP measures are included in this press release.

Cautionary Statement Regarding Forward-Looking Statements

This communication contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of forward-looking terms such as “may,” “will,” “expects,” “believes,” “anticipates,” “plans,” “estimates,” “projects,” “assumes,” “guides,” “targets,” “forecasts,” “sees” and “seeks” or the negative of such terms or other variations on such terms or comparable terminology. All statements other than statements of historical or current fact are, or may be deemed to be, forward-looking statements. Such statements are based upon the current beliefs and expectations of management and are subject to significant risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties include, but are not limited to: the possibility that the anticipated synergies and other benefits from mergers and acquisitions will not be realized, or will not be realized within the expected time periods; the risks and uncertainties related to our ability to successfully integrate the operations, products, employees and distributors of acquired companies; the effect of the potential disruption of management’s attention from ongoing business operations due to integration matters related to mergers and acquisitions; the effect of mergers and acquisitions on our relationships with customers, vendors and lenders and on our operating results and businesses generally; compliance with the Deferred Prosecution Agreement entered into in January 2017; the success of our quality and operational excellence initiatives; challenges relating to changes in and compliance with governmental laws and regulations, including regulations of the U.S. Food and Drug Administration (the “FDA”) and foreign government regulators, such as more stringent requirements for regulatory clearance of products; the ability to remediate matters identified in any inspectional observations or warning letters issued by the FDA, while continuing to satisfy the demand for our products; the outcome of government investigations; price and product competition; changes in customer demand for our products and services caused by demographic changes or other factors; the impact of healthcare reform measures; reductions in reimbursement levels by third-party payors and cost containment efforts of healthcare purchasing organizations; dependence on new product development, technological advances and innovation; shifts in the product category or regional sales mix of our products and services; supply and prices of raw materials and products; control of costs and expenses; the ability to obtain and maintain adequate intellectual property protection; the ability to form and implement alliances; changes in tax obligations arising from tax reform measures or examinations by tax authorities; product liability and intellectual property litigation losses; the ability to retain the independent agents and distributors who market our products; dependence on a limited number of suppliers for key raw materials and outsourced activities; changes in general industry and market conditions, including domestic and international growth rates and general domestic and international economic conditions, including interest rate and currency exchange rate fluctuations; and the impact of the ongoing economic uncertainty affecting countries in the Euro zone on the ability to collect accounts receivable in affected countries. For a further list and description of such risks and uncertainties, see our reports filed with the U.S. Securities and Exchange Commission. Copies of these filings, as well as subsequent filings, are available online at www.sec.gov, www.zimmerbiomet.com or on request from us. We disclaim any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be set forth in our periodic reports. Readers of this communication are cautioned not to place undue reliance on these forward-looking statements, since, while management believes the assumptions on which the forward-looking statements are based are reasonable, there can be no assurance that these forward-looking statements will prove to be accurate. This cautionary statement is applicable to all forward-looking statements contained in this communication.

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ZIMMER BIOMET HOLDINGS, INC.

CONSOLIDATED STATEMENTS OF EARNINGS

FOR THE THREE MONTHS ENDED MARCH 31, 2017 and 2016

(in millions, except per share amounts, unaudited)

	2017	2016
Net Sales	$1,977.3	$1,904.0
Cost of products sold, excluding intangible asset amortization	512.9	640.6
Intangible asset amortization	152.0	126.6
Research and development	91.1	85.7
Selling, general and administrative	760.8	716.9
Special items	110.1	88.7

Operating expenses	1,626.9	1,658.5

Operating Profit	350.4	245.5
Other expense, net	(2.8)	(3.8)
Interest income	0.5	1.3
Interest expense	(82.9)	(88.2)

Earnings before income taxes	265.2	154.8
(Benefit) provision for income taxes	(34.1)	46.1

Net Earnings	299.3	108.7
Less: Net Loss attributable to noncontrolling interest	(0.1)	(0.1)

Net Earnings of Zimmer Biomet Holdings, Inc.	$299.4	$108.8

Earnings Per Common Share
Basic	$1.49	$0.54
Diluted	$1.47	$0.54
Weighted Average Common Shares Outstanding
Basic	201.1	200.1
Diluted	203.1	202.2
Cash Dividends Declared Per Common Share	$0.24	$0.24

ZIMMER BIOMET HOLDINGS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in millions, unaudited)

	March 31,	December 31,
	2017	2016
Assets
Current Assets:
Cash and cash equivalents	$1,039.5	$634.1
Receivables, net	1,600.1	1,604.4
Inventories	1,977.0	1,959.4
Other current assets	463.3	465.7

Total current assets	5,079.9	4,663.6
Property, plant and equipment, net	2,053.2	2,037.9
Goodwill	10,685.1	10,643.9
Intangible assets, net	8,650.6	8,785.4
Other assets	519.0	553.6

Total Assets	$26,987.8	$26,684.4

Liabilities and Stockholders’ Equity
Current liabilities	$1,681.1	$1,805.9
Current portion of long-term debt	975.0	575.6
Other long-term liabilities	3,859.7	3,967.2
Long-term debt	10,537.8	10,665.8
Stockholders’ equity	9,934.2	9,669.9

Total Liabilities and Stockholders’ Equity	$26,987.8	$26,684.4

ZIMMER BIOMET HOLDINGS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE THREE MONTHS ENDED MARCH 31, 2017 and 2016

(in millions, unaudited)

	2017	2016
Cash flows provided by (used in) operating activities
Net earnings	$299.3	$108.7
Depreciation and amortization	267.6	246.9
Share-based compensation	14.0	12.7
Inventory step-up	14.6	153.7
Changes in operating assets and liabilities, net of acquired assets and liabilities
Income taxes	(86.9)	(33.7)
Receivables	26.8	(83.4)
Inventories	(11.5)	38.3
Accounts payable and accrued expenses	(137.0)	(116.3)
Other assets and liabilities	(111.5)	(54.1)

Net cash provided by operating activities	275.4	272.8

Cash flows provided by (used in) investing activities
Additions to instruments	(86.4)	(85.1)
Additions to other property, plant and equipment	(43.1)	(27.6)
Purchases of investments	—	(0.3)
Sales of investments	—	223.5
Other investing activities	(3.6)	(14.7)

Net cash (used in) provided by investing activities	(133.1)	95.8

Cash flows provided by (used in) financing activities
Proceeds from multicurrency revolving facility	400.0	—
Payments on term loan	(150.0)	(400.0)
Net (payments) proceeds on other debt	(0.7)	0.3
Dividends paid to stockholders	(48.1)	(44.6)
Proceeds from employee stock compensation plans	66.1	31.3
Business combination contingent consideration payments	(6.0)	—
Restricted stock witholdings	(5.2)	(4.4)
Repurchase of common stock	—	(415.5)

Net cash provided by (used in) financing activities	256.1	(832.9)

Effect of exchange rates on cash and cash equivalents	7.0	1.8

Increase (decrease) in cash and cash equivalents	405.4	(462.5)
Cash and cash equivalents, beginning of period	634.1	1,459.3

Cash and cash equivalents, end of period	$1,039.5	$996.8

ZIMMER BIOMET HOLDINGS, INC.

NET SALES BY GEOGRAPHY

FOR THE THREE MONTHS ENDED MARCH 31, 2017 and 2016

(in millions, unaudited)

	Three Months Ended March 31,
			% Inc /
	2017	2016	(Dec)
Americas	$1,234.8	$1,177.3	4.9%
EMEA	453.2	456.2	(0.7)
Asia Pacific	289.3	270.5	6.9

Total	$1,977.3	$1,904.0	3.8

ZIMMER BIOMET HOLDINGS, INC.

NET SALES BY PRODUCT CATEGORY

FOR THE THREE MONTHS ENDED MARCH 31, 2017 and 2016

(in millions, unaudited)

	Three Months Ended March 31,
			% Inc /
	2017	2016	(Dec)
Knees	$701.8	$703.2	(0.2)%
Hips	475.7	467.9	1.7
S.E.T	425.1	401.0	6.0
Dental	107.8	108.6	(0.7)
Spine & CMF	186.3	141.2	32.0
Other	80.6	82.1	(1.8)

Total	$1,977.3	$1,904.0	3.8

ZIMMER BIOMET HOLDINGS, INC.

RECONCILIATION OF REPORTED NET SALES % CHANGE TO

CONSTANT CURRENCY % CHANGE AND

% CHANGE EXCLUDING LDR HOLDING CORPORATION

(unaudited)

	For the Three Months Ended
	March 31, 2017
	% Change	Foreign Exchange Impact	Constant Currency % Change
Geographic Results
Americas	4.9%	0.2%	4.7%
EMEA	(0.7)	(3.8)	3.1
Asia Pacific	6.9	1.0	5.9
Total	3.8%	(0.7)%	4.5%
Product Categories
Knees
Americas	(0.1)%	0.1%	(0.2)%
EMEA	(3.4)	(4.3)	0.9
Asia Pacific	5.0	1.9	3.1
Total	(0.2)	(0.8)	0.6
Hips
Americas	0.2	0.2	—
EMEA	(0.5)	(3.2)	2.7
Asia Pacific	9.5	0.6	8.9
Total	1.7	(0.7)	2.4
S.E.T	6.0	(0.5)	6.5
Dental	(0.7)	(0.8)	0.1
Spine & CMF	32.0	(0.1)	32.1
Other	(1.8)	(0.6)	(1.2)
Total	3.8%	(0.7)%	4.5%
Impact of LDR Holding Corporation	(2.2)	—	(2.2)

% Change excluding LDR Holding Corporation	1.6%	(0.7)%	2.3%

ZIMMER BIOMET HOLDINGS, INC.

RECONCILIATION OF NET EARNINGS TO ADJUSTED NET EARNINGS

FOR THE THREE MONTHS ENDED MARCH 31, 2017 and 2016

(in millions, unaudited)

	Three Months Ended March 31,
	2017	2016
Net Earnings of Zimmer Biomet Holdings, Inc.	$299.4	$108.8
Inventory step-up and other inventory and manufacturing-related charges	23.2	178.3
Intangible asset amortization	152.0	126.6
Special items
Biomet merger-related	37.0	79.1
Other special items	73.1	9.6
Merger-related expense in other expense, net	1.5	—
Taxes on above items (1)	(83.1)	(109.5)
Other certain tax adjustments (2)	(69.7)	14.3

Adjusted Net Earnings	$433.4	$407.2

(1)	The tax effect for the U.S. jurisdiction is calculated based on an effective rate considering federal and state taxes, as well as permanent items. For jurisdictions outside the U.S., the tax effect is calculated based upon the statutory rates where the items were incurred.
(2)	In 2017, other certain tax adjustments relate to a tax restructuring that lowered the tax rate on deferred tax liabilities recorded on intangible assets recognized in acquisition-related accounting. The 2016 adjustment relates to internal restructuring transactions that provide the Company access to cash in a tax efficient manner.

ZIMMER BIOMET HOLDINGS, INC.

RECONCILIATION OF DILUTED EPS TO ADJUSTED DILUTED EPS

FOR THE THREE MONTHS ENDED MARCH 31, 2017 and 2016

(unaudited)

	Three Months Ended March 31,
	2017	2016
Diluted EPS	$1.47	$0.54
Inventory step-up and other inventory and manufacturing-related charges	0.11	0.87
Intangible asset amortization	0.75	0.63
Special items
Biomet merger-related	0.18	0.39
Other special items	0.36	0.05
Merger-related expense in other expense, net	0.01	—
Taxes on above items (1)	(0.41)	(0.54)
Other certain tax adjustments (2)	(0.34)	0.07

Adjusted Diluted EPS	$2.13	$2.01

(1)	The tax effect for the U.S. jurisdiction is calculated based on an effective rate considering federal and state taxes, as well as permanent items. For jurisdictions outside the U.S., the tax effect is calculated based upon the statutory rates where the items were incurred.
(2)	In 2017, other certain tax adjustments relate to a tax restructuring that lowered the tax rate on deferred tax liabilities recorded on intangible assets recognized in acquisition-related accounting. The 2016 adjustment relates to internal restructuring transactions that provide the Company access to cash in a tax efficient manner.

ZIMMER BIOMET HOLDINGS, INC.

SUMMARY OF EXPENSES INCLUDED IN SPECIAL ITEMS

FOR THE THREE MONTHS ENDED MARCH 31, 2017 and 2016

(in millions, unaudited)

	Three Months Ended March 31,
	2017	2016
Biomet merger-related
Consulting and professional fees	$18.7	$36.1
Employee termination benefits	(3.0)	4.1
Dedicated project personnel	8.7	21.7
Relocated facilities	2.8	1.7
Contract terminations	—	10.1
Information technology integration	2.3	1.4
Other	7.5	4.0

Total Biomet merger-related	37.0	79.1
Other
Consulting and professional fees	50.4	6.9
Employee termination benefits	1.2	—
Dedicated project personnel	12.8	1.8
Relocated facilities	2.4	0.2
Certain litigation matters	7.0	—
Information technology integration	0.5	0.1
Contingent consideration adjustments	(3.6)	—
Other	2.4	0.6

Total Other	73.1	9.6

Special items	$110.1	$88.7

ZIMMER BIOMET HOLDINGS, INC.

RECONCILIATION OF 2017 PROJECTED REVENUE % GROWTH TO

2017 PROJECTED CONSTANT CURRENCY % GROWTH

(unaudited)

	High	Low
Projected Year Ended December 31, 2017:
Revenue % growth	3.0%	2.0%
Foreign exchange impact	1.2	1.2

Constant currency % growth	4.2%	3.2%
Impact of LDR Holding Corporation	(1.2)	(1.2)

Constant currency % growth excluding LDR Holding Corporation	3.0%	2.0%

ZIMMER BIOMET HOLDINGS, INC.

RECONCILIATION OF 2017 PROJECTED DILUTED EPS

AND PROJECTED ADJUSTED DILUTED EPS

(unaudited)

	High	Low
Projected Year Ended December 31, 2017:
Diluted EPS	$4.88	$4.68
Inventory step-up and other inventory and manufacturing related charges, intangible asset amortization, special items and other expense	5.80	5.94
Taxes on above items(1) and other certain tax adjustments	(2.08)	(2.12)

Adjusted Diluted EPS	$8.60	$8.50

(1)	The tax effect for the U.S. jurisdiction is estimated based on an effective rate considering federal and state taxes,

as well as permanent items. For jurisdictions outside the U.S., the tax effect is estimated based upon the statutory rates where the items are projected to be incurred.